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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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UNITED PAN-EUROPE COMMUNICATIONS N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED PAN-EUROPE COMMUNICATIONS N.V.

Boeing Avenue 53
1119 PE Schiphol Rijk, The Netherlands

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 20, 2002

To the Shareholders:

        The 2002 Annual Meeting of the Shareholders of United Pan-Europe Communications N.V. (the "Company"), a public company organized under the laws of The Netherlands, will be held at The Okura Hotel, Ferdinand, Bolstraat 333, Amsterdam, The Netherlands, on June 20, 2002 at 2:00 p.m., local time, for the following purposes:

  1.
  To adopt the Annual Accounts of the Company for the fiscal year ended December 31, 2001;

  2.
  To grant discharge to the members of the Supervisory Board and the Board of Management from liability in respect of the exercise of their duties during the fiscal year ended December 31, 2001;

  3.
  To grant authority to the Board of Management to repurchase up to 10% of the Company's outstanding share capital for a period of 18 months (until December 20, 2003);

  4.
  To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

        Copies of the Annual Accounts, the report of the Board of Management and a list of shareholders entitled to vote at the Annual Meeting are open for inspection at the offices of the Company, located at Boeing Avenue 53, 1119 PE Schiphol Rijk, The Netherlands, by registered shareholders and other persons entitled to attend meetings of shareholders of the Company. Such copies will be open for inspection from the date hereof until the close of the Annual Meeting.

        Holders of record of the Company's ordinary shares A, priority shares and preference shares at the close of business May 6, 2002, the record date of the meeting, will be entitled to notice of and to vote at the Annual Meeting. Shares can only be voted at the meeting if the holder is present or represented by proxy.

        IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND. THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU ARE PRESENT AT THE ANNUAL MEETING AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

By Order of the Board of Management

Anton M. Tuijten Board of Management Member and General Counsel

June 4, 2002
Amsterdam, The Netherlands

UNITED PAN-EUROPE COMMUNICATIONS N.V.

Boeing Avenue 53
1119 PE Schiphol Rijk, The Netherlands

PROXY STATEMENT

SOLICITATION AND REVOCATION OF PROXIES

        The accompanying proxy is being solicited by and on behalf of the Board of Supervisory Directors (the "Supervisory Board") of United Pan-Europe Communications N.V. (the "Company" or "UPC") for use at the 2002 Annual Meeting of the Shareholders of the Company (the "Annual Meeting") to be held at The Okura Hotel, Ferdinand, Bolstraat 333, Amsterdam, The Netherlands, on June 20, 2002 at 2:00 p.m., local time. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with the directions noted thereon, or, if no directions are indicated, it will be voted in favor of the proposals described in this Proxy Statement. Any shareholder giving a proxy has the power to revoke it by oral or written notice to the Secretary of the Company at any time before it is voted.

        The solicitation of proxies by the Supervisory Board will be conducted by mail. In addition, certain members of the Supervisory Board (each a "Supervisory Director"), officers and regular employees of the Company may solicit proxies in person or by facsimile, telex or telephone. The Company will bear the cost of preparing and mailing proxy materials as well as the cost of soliciting proxies. The Company will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of the ordinary shares and to UGC Holdings, Inc., formerly known as UnitedGlobalCom, Inc. ("UGC Holdings"), as the holder of the Company's outstanding priority shares. UGC Holdings is a wholly-owned subsidiary of UnitedGlobalCom, Inc., formally known as New UnitedGlobalCom, Inc. ("United").

        At the close of business on May 6, 2002, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were 443,417,525 ordinary shares A outstanding, each of which is entitled to 100 votes, 300 priority shares outstanding, each of which is entitled to 100 votes, and 12,400 Series 1 Class A preference shares outstanding, each of which is entitled to 100 votes. The ordinary shares A, priority shares and preference shares are the only classes of capital stock of the Company outstanding and entitled to notice of and to vote at the Annual Meeting. Adoption of all matters to be voted on shall require the vote of a majority of the votes cast at the meeting in person or by proxy. Shareholders of the Company may vote in favor of or against the proposal. Abstentions, broker non-votes and invalid votes will not be counted as votes and will have no effect on the outcome of the matters voted upon.

        A copy of the Company's Annual Report on Form 10-K, as amended, may be obtained without charge by written request to Investor Relations, United Pan-Europe Communications N.V., Boeing Avenue 53, 1119 PE Schiphol Rijk, The Netherlands.

        This Proxy Statement and the accompanying proxy will be first mailed to shareholders on or about June 4, 2002.

ITEM 1
APPROVAL OF ANNUAL ACCOUNTS

        At the Annual Meeting, the shareholders of the Company will be asked to adopt the Company's audited annual accounts, as expressed in Euro and prepared in accordance with Dutch statutory accounting principles (the "Annual Accounts"), for the fiscal year ended December 31, 2001, as required under Dutch law and the Articles of Association, as amended, of the Company. The deadline for shareholder approval of the annual accounts as required by Dutch law and the Company's Articles of Association is June 30, 2002, which is six months from the end of the Company's fiscal year.

        Under Dutch corporate law, the annual accounts are a company's financial statements prepared in accordance with accounting principles specified by statute. Copies of the Annual Accounts and the associated reports of the Supervisory Board and the Board of Management are available for inspection by registered shareholders and other persons entitled to attend meetings of shareholders at the offices of the Company at Boeing Avenue 53, 1119 PE Schiphol Rijk, The Netherlands, and at the office of Citibank, N.A., 111 Wall Street, New York, New York 10043, from the date hereof until the close of the Annual Meeting.

        During the 2001 fiscal year, there were no profits accrued to the Company, and no dividends will be paid.

        THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE ANNUAL ACCOUNTS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

ITEM 2
GRANT DISCHARGE TO THE MEMBERS OF THE SUPERVISORY BOARD AND
THE BOARD OF MANAGEMENT

        At the Annual Meeting, the shareholders of the Company will be asked to discharge the members of the Supervisory Board and the Board of Management from liability in respect to the exercise of their duties during 2001. The Company's Articles of Association limits the liability of members of the Company's Supervisory Board and Board of Management, as is similar to the charters of many U.S. companies. Dutch law also permits the shareholders to discharge the liability of these members with respect to the exercise of their duties during the preceding fiscal year. This discharge of liability will be limited by mandatory provisions of Dutch law, such as in the case of bankruptcy, and this discharge only extends to actions or omissions disclosed in or apparent from the adopted Annual Accounts. Generally, under Dutch law, directors will not be held personally liable for decisions made with reasonable business judgment, although they may be held liable for gross negligence or willful misconduct in the execution of their duties.

        By approving the discharge of this liability, shareholders will be unable to claim damages against any member of the Supervisory Board or Board of Management for any breach of duty to the Company with respect to their actions or omissions with respect to the transactions or other matters that are disclosed in or apparent in the 2001 annual accounts that are adopted by the shareholders.

        THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE DISCHARGE WITHOUT RESERVATION OF THE MEMBERS OF THE SUPERVISORY BOARD AND THE BOARD OF MANAGEMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

ITEM 3
GRANT AUTHORITY TO THE BOARD OF MANAGEMENT TO REPURCHASE SHARES
UNTIL DECEMBER 20, 2003

        Under Dutch law and the Articles of Association of the Company, the Company and its subsidiaries may, subject to certain Dutch statutory provisions, repurchase up to 10% of the Company's outstanding share capital. Any such purchases are subject to the approval of the Supervisory Board and UGC Holdings, as the holder of the Company's outstanding priority shares, and the authorization by the shareholders at the Annual Meeting, which authorization may not continue for more than eighteen months. By shareholder vote at the Annual Meeting of Shareholders on May 17, 2001, the Board of Management was authorized for eighteen months to repurchase up to 10% of the outstanding share capital of the Company. The authorization expires on November 17, 2002.

        It is proposed to grant authority to the Board of Management to repurchase up to 10% of the outstanding share capital of the Company for an additional eighteen-month period from the date of the Annual Meeting until December 20, 2003, for a repurchase price between (1) the nominal value of the shares concerned and (2) an amount equal to 110% of the highest price officially quoted on the Official Segment of the Stock Market of Euronext Amsterdam N.V. or on the Nasdaq National Market on any of five banking days preceding the date of the repurchase. Although the Company currently has no plans to repurchase any of its securities, this approval allows the Company flexibility to make repurchases if it is in the best interest of the Company. Also, notwithstanding shareholder approval (if received), any purchase plan requires the further approval of the Company's Supervisory Board and the priority shareholder. The Company has not made any repurchases under the prior approval, which expires in November 2002.

        THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE GRANT OF AUTHORITY TO THE BOARD OF MANAGEMENT TO REPURCHASE UP TO 10% OF THE OUTSTANDING SHARE CAPITAL OF THE COMPANY UNTIL DECEMBER 20, 2003, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

MANAGEMENT

Board of Management

        The members of the Board of Management are:

Name	Age	Position
John F. Riordan	59	Board of Management Member, President, and Chief Executive Officer (from September 7, 2001)
Charles H.R. Bracken	35	Board of Management Member and Chief Financial Officer
Gene Musselman	57	Board of Management Member and Chief Operating Officer
Nimrod J. Kovacs	52	Board of Management Member and Executive Chairman, UPC Central Europe
Shane O'Neill	40	Board of Management Member and Chief Strategy Officer
Anton M. Tuijten	40	Board of Management Member, Senior Vice President and General Counsel

        John F. Riordan became President in June 1999 and Chief Executive Officer in September 2001. He has been a member of the Board of Management since September 1998. Mr. Riordan is a director and officer of various subsidiaries of the Company, including a member of the Supervisory Board of Priority Telecom N.V. ("Priority Telecom") since November 2000 and as Chairman since August 2001. Mr. Riordan has served as a director of United since January 2002. Mr. Riordan served as a director of UGC Holdings from March 1998 to January 2002. From March 1998 to June 1999, he served as the Company's Executive Vice President and from September 1998 to March 1999, he served as President of Advance Communications for the Company. Prior to joining the Company, Mr. Riordan served as Chief Executive Officer of Princes Holdings Limited, a multi-channel television operating company in Ireland since 1992. Mr. Riordan is a director of Austar United Communications Limited, an affiliate of United ("Austar United").

        Charles H. R. Bracken became a member of UPC's Board of Management in July 1999, and has served as Chief Financial Officer of the Company since November 1999. Prior to November 1999, Mr. Bracken served as Managing Director of Development, Strategy and Acquisitions of the Company from March 1999. Mr. Bracken also serves as an officer and/or director of various direct and indirect subsidiaries of the Company, including a member of Priority Telecom's Supervisory Board since July 2000. From 1994 until joining the Company, he held a number of positions at Goldman Sachs International in London, most recently as Executive Director, Communications, Media and Technology. While at Goldman Sachs International, he was responsible for providing merger and corporate finance advice to a number of communications companies, including the Company.

        Gene Musselman became Chief Operating Officer in April 2001 and a member of the Board of Management in June 2000. From December 1995 to September 1997, Mr. Musselman served as Chief Operating Officer of Tevecap S.A., then the second largest Brazilian cable and MMDS company headquartered in San Paulo, Brazil. In September 1997, he became Chief Operating Officer of Telekabel Wien, the Company's Austrian subsidiary. Shortly thereafter, he became Chief Executive Officer of Telekabel Wien. In June 1999, Mr. Musselman became President and Chief Operating Officer, UPC Central Europe, with responsibility for the Company's operations in Austria, Hungary, Poland, the Czech Republic, Romania and the Slovak Republic. Except when he was at Tevecap S.A., Mr. Musselman has been with UGC Holdings and its affiliates since 1991.

        Nimrod J. Kovacs became Executive Chairman, Central Europe in August 1999 and Managing Director of Eastern Europe in March 1998. He has been a member of the Board of Management since September 1998 and is a director of various subsidiaries and affiliates of UPC. Mr. Kovacs has served in various positions with UGC Holdings, including President of United Programming, Inc. from December 1996 until August 1999, and President, Eastern Europe Electronic Distribution & Global Programming Group from January to December 1996. Mr. Kovacs has been with UGC Holdings and its affiliates since 1991.

        Shane O'Neill joined the Company as Managing Director, Strategy, Acquisitions and Corporate Development in November 1999 and is now Chief Strategy Officer. He became a member of the Board of Management in June 2000. Prior to joining the Company, Mr. O'Neill spent seven years at Goldman Sachs in the New York, Sydney and London offices. Most recently, Mr. O'Neill was an Executive Director in the Advisory Group for Goldman Sachs in London where he worked on a number of mergers and acquisitions and corporate finance transactions for companies in the communications industry, including the Company. Mr. O'Neill is a supervisory director of PrimaCom Ag, a public company in which UPC has a 25% interest.

        Anton M. Tuijten joined the Company in September 1998 as Vice President of Legal Services and became General Counsel in May 1999. Mr. Tuijten has been a member of the Board of Management since March 2001. He has also served as General Counsel for and a member of the Supervisory Board of Priority Telecom since July 2000 and is an officer of various subsidiaries of the Company. From 1992 until joining the Company, Mr. Tuijten was General Counsel and Company Secretary of Unisource, an international telecommunications company.

Supervisory Board

        The Supervisory Directors and Advisor to the Supervisory Board are:

Name	Age	Position
Michael T. Fries	39	Chairman of the Supervisory Board
John P. Cole, Jr.	72	Supervisory Director
John W. Dick	64	Supervisory Director
Richard de Lange	56	Supervisory Director
Ellen P. Spangler	53	Supervisory Director
Tina M. Wildes	41	Supervisory Director
Gene W. Schneider	75	Advisor to the Supervisory Board

        Effective March 31, 2002, Miranda Curtis and Herbert G. Kloiber each resigned as a member of the Supervisory Board.

        Michael T. Fries became a member of the Supervisory Board in September 1998 and Chairman in February 1999. Mr. Fries became a director and President of United in February 2001 and Chief Operating Officer of United in September 2001. Mr. Fries is also a director of UGC Holdings since November 1999, and the President and Chief Operating Officer of that company since September 1998. In March 2002, Mr. Fries became a member of the Office of the Chairman for United and for UGC Holdings. In addition, he serves as an officer and/or director of various direct and indirect subsidiaries of United, including a member of the Priority Telecom Supervisory Board since November 2000; and President of United Latin America, Inc., a subsidiary of United ("ULA"), since 1998 and a director thereof since 1999. Through these positions, Mr. Fries is responsible for overseeing the day-to-day operations of United and of UGC Holdings on a global basis and for the development of business opportunities worldwide. Mr. Fries has been with United since its inception and with UGC Holdings since 1990. Mr. Fries is also the Executive Chairman of Austar United.

        John P. Cole, Jr.    became a member of the Supervisory Board in February 1999 and has been a director of United since January 2002. Mr. Cole has also been a director of UGC Holdings since March 1998. Mr. Cole is a founder of the law firm of Cole, Raywid and Braverman, which specializes in all aspects of telecommunications and media law. Over the years, Mr. Cole has been counsel in many landmark proceedings before the U.S. Federal Communications Commission and U.S. Courts, reflecting the development of the cable television industry.

        John W. Dick, became a member of the Supervisory Board in May 2001. He is the non-executive Chairman and a director of Hooper Industries Group, a privately held industrial group consisting of: Hooper and Co. (Coachbuilders) Ltd. of London; Hooper Industries (China), providing industrial products and components to Europe and the U.S.; Metrocab U.K., manufacturing London taxicabs; and Moscab, a joint venture with the Moscow city government, producing left-hand drive Metrocabs for Russia. Mr. Dick has held his current position since 1984.

        Richard de Lange became a member of the Supervisory Board in April 1996. Since October 1998, Mr. de Lange has been Chairman of the board of management of Philips Electronics Nederland B.V. and managing director of Philips Nederland B.V. He also serves as President and Chief Executive Officer of Philips Media B.V., which position he assumed in February 1996. From April 1995 until October 1998, Mr. de Lange was Chairman and Managing Director of Philips Electronic UK Ltd. Previously, Mr. de Lange served since 1970 in various capacities with subsidiaries of Philips. Mr. de Lange also serves as Chairman of the Board of Directors of Navigation Technologies Corporation and as a member of the Supervisory Board of the University of Amsterdam.

        Ellen P. Spangler became a member of the Supervisory Board in February 1999. She has served as the Senior Vice President of Business and Legal Affairs and Secretary of United since September 2001 and of

UGC Holdings since December 1996. In addition, she serves as an officer and/or a director of various direct and indirect subsidiaries of United. Ms. Spangler is responsible for the legal operations of United and of UGC Holdings. Ms. Spangler has been with UGC Holdings since 1991 and with United since 2001.

        Tina M. Wildes became a member of the Supervisory Board in February 1999. She also serves as a director of United since January 2002. Ms. Wildes became a director of UGC Holdings in November 1999 and, except for one year during which Ms. Wildes served a consultant to UGC Holdings, she has served as Senior Vice President of Business Administration of that company since May 1998. In March 2002, she also became the Senior Vice President of Business Administration of United. From October 1997 until May 1998, Ms. Wildes served as Senior Vice President of Programming for UGC Holdings, providing oversight of UGC Holdings' programming operations for various European subsidiaries. Ms. Wildes has been with UGC Holdings since its inception in 1989 and with United since 2001.

        Gene W. Schneider served as a member of the Supervisory Board from July 1995 until February 1999, when he became an advisor to the Supervisory Board. Mr. Schneider became Chairman and Chief Executive Officer of United at is inception in February 2001. He also serves as Chairman of UGC Holdings since 1989 and as Chief Executive Officer of UGC Holdings since October 1995. Mr. Schneider is an officer and/or director of various direct and indirect subsidiaries of United, including a director of ULA since 1998. Mr. Schneider has been with United and UGC Holdings since their inception in 2001 and 1989, respectively. Mr. Schneider is also the Chairman of the Board for Advance Display Technologies, Inc. and a director of Austar United.

Committees of the Supervisory Board and Board of Management

        The Supervisory Board has an Audit Committee and a Compensation Committee. The Audit Committee is comprised of Messrs. Cole, Dick (since his appointment in May 2001) and de Lange. The Compensation Committee is comprised of Mr. Fries, Ms. Spangler and Ms. Wildes. The Board of Management has an Investment Committee and a BoM Compensation Committee. The Investment Committee is comprised of Messrs. Bracken, O'Neill, Riordan and Tuijten and the BoM Compensation Committee is comprised of Messrs. Bracken, Curran and Tuijten. The Company does not have a standing nomination committee of the Supervisory Board.

        Audit Committee.    The Audit Committee's functions include making recommendations concerning the engagement of independent accountants, reviewing with the independent accountants the plan and results of the auditing engagement, approving professional services provided by the independent accountants and reviewing the adequacy of the Company's internal accounting controls. All members of the Audit Committee are independent, as defined by Rule 4200(a)(14) contained in the NASD Manual & Notices to Members. Prior to Mr. Dick's appointment, Mr. Fries served on the Audit Committee. The Supervisory Board believed Mr. Fries' membership on the Audit Committee was in the best interests of the Company based on his experience in finance and accounting notwithstanding his positions with UGC Holdings. The Audit Committee operates under a Charter adopted by the Supervisory Board at its June 9, 2000 meeting.

        Compensation Committee.    The Compensation Committee's functions include a general review of the Company's compensation and benefit plans to ensure that such plans meet corporate objectives. The Compensation Committee reviews the Chief Executive Officer's recommendations on (a) compensation of the senior executive officers of the Company, (b) granting of awards under the Company's stock option and other benefit plans, and (c) adopting and changing major compensation policies and practices of the Company. In addition to reviewing the compensation for the Chief Executive Officer, the Compensation Committee reports its recommendations to the whole Supervisory Board for approval. The Compensation Committee also oversees the Company's Equity Stock Option Plan and Phantom Stock Option Plan.

        Investment Committee.    The Investment Committee's functions include reviewing investment proposals before such proposals are sent to the Board of Management and the Supervisory Board for consideration.

        BoM Compensation Committee.    The Supervisory Board has delegated certain compensation matters to the BoM Compensation Committee. Within such delegated authority, the BoM Compensation Committee recommends proposals regarding stock options and other compensation matters to the Board of Management for consideration and presentation to the Supervisory Board.

Information Regarding Meetings

        The Supervisory Board held ten meetings in 2001. The Audit Committee held four meetings in 2001 and the Compensation Committee held four meetings in 2001. The Board of Management held 17 meetings in 2001, the Investment Committee held 16 meetings in 2001, and the BoM Compensation Committee held eight meetings in 2001. Each Supervisory Director and Board of Management member attended at least 75% of the meetings of the Supervisory Board and the Board of Management and of the committees on which such person serves, with the exception of Ms. Curtis and Mr. Kloiber (both of whom resigned in March 2002) who attended fewer than 75% of the meetings of the Supervisory Board since their election thereto in May 2001 and Mr. Musselman who attended fewer than 75% of the meetings of the Board of Management.

Family Relationships

        Tina M. Wildes, a member of the Supervisory Board, and Mark L. Schneider, a former member of the Board of Management and former Chief Executive Officer, are sister and brother. Gene W. Schneider, the advisor to the Supervisory Board, is their father. No other family relationships exist between any other members of the Company's Supervisory Board or Board of Management.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under Section 16(a) of the Securities Exchange Act of 1934, as amended, members of the Company's Supervisory Board and Board of Management and certain of its officers, and persons holding more than ten percent of its ordinary shares A are required to file forms reporting their beneficial ownership of the Company's ordinary shares A and subsequent changes in that ownership with the U.S. Securities and Exchange Commission ("SEC").

        Based solely upon a review of copies of such forms filed on Forms 3, 4, and 5, and amendments thereto furnished to the Company, the Company believes that during the fiscal year ended December 31, 2001, the Company's directors, executive officers, and greater than ten percent beneficial owners complied on a timely basis with all Section 16(a) filing requirements, except Ms. Curtis (a former Supervisory Director), Mr. Dick and Mr. Kloiber (a former Supervisory Director) each filed late their respective Form 3 reports following their election to the Supervisory Board, and except UGC Holdings filed late its 2001 Form 5 report reflecting a disposition of shares through a foundation by reason of option exercises by Company employees and an increase in ordinary shares A underlying its preference shares in the Company.

EXECUTIVE COMPENSATION

        The following table sets forth the 2001 compensation for the Company's current chief executive officer, its former chief executive officer, and the four other highest compensated executive officers for services rendered during the years ended December 31, 2001, December 31, 2000 and December 31, 1999 ("Fiscal 2001", "Fiscal 2000" and "Fiscal 1999", respectively). The information in this section reflects compensation received by the named executive officers for all services performed for the Company and its affiliates.

Summary Compensation Table(1)

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation(2)	Securities Underlying Options/SARs(3)	All Other Compensation
Mark L. Schneider former Chief Executive Officer (until 9/01)	2001 2000 1999	€621,034 €548,148 €412,596	(4)	-- -- --	€110,672(5) €145,134(8) €113,041(10)	2,500,000(6) 300,000(9) 258,419(11)	€6,922](7) €6,744(7) €6,098(7)
John F. Riordan Chief Executive Officer (from 9/01) and President	2001 2000 1999	€582,297 €523,494 €334,310	(14)	-- -- --	€70,433(12) €61,119(12) €30,797(15)	1,350,000(13) 200,000(9) 300,000(16)	-- -- €25,247(17)
Charles H.R. Bracken Chief Financial Officer	2001 2000 1999	€483,089 €439,834 €314,512	(20)	-- -- --	€23,739(18) €15,909(18) €13,452(18)	450,000(6) -- 775,000(21)	€31,125(19) €31,313(19) €20,948(19)
Gene Musselman Chief Operating Officer	2001 2000 1999	€363,431 €397,455 €269,692		-- -- €1,663,610	€104,584(22) 248,756(22) €55,604(25)	667,000(23) -- 112,500(26)	€6,922(24) €6,761(24) €6,113(24)
Shane O'Neill Chief Strategy Officer	2001 2000 1999	€429,051 €400,775 €59,893	(29)	-- -- --	€23,739(18) €15,909(18) €2,012(18)	300,000(6) 765,000(28) --	€32,036(27) €30,168(27) €4,476(27)
Nimrod J. Kovacs Executive Chairman Central Europe	2001 2000 1999	€391,516 €343,837 €296,418		-- -- --	€3,627(30) €27,220(33) €83,518(34)	825,000(31) -- --	€6,922(32) €6,744(32) €6,098(32)

(1)
Salaries for Messrs. Schneider, Riordan, Musselman and Kovacs are denominated in U.S. dollars and salaries for Messrs. Bracken and O'Neill are denominated in British pounds. Compensation amounts for 2001 were converted from U.S. dollars or British pounds to Euro using the December 31, 2001 exchange rates for 1 U.S. dollar to 1.1217 Euro and 1 British pound to 1.637647 Euro, respectively. Compensation amounts for 2000 were converted from U.S. dollars or British pounds to Euro using the December 31, 2000 exchange rates of 1 U.S. dollar to 1.0611 Euro and 1 British pound to 1.6031 Euro, respectively. Compensation amounts for 1999 were converted from U.S. dollars to Euro using the December 31, 1999 exchange rate of 1 U.S. dollar to 0.9932 Euro, or were converted from British pounds to Dutch guilders using the December 31, 1999 rate of 1 British pound to 3.55 Dutch guilders and then converted from Dutch guilders to Euro using the fixed rate of 1 Euro to 2.20371 Dutch guilders.
(2)
With respect to U.S. employees of UGC Holdings seconded to the Company, UGC Holdings tax equalizes them for taxes due at the foreign location and in the U.S. When such tax equalization results in a net payment by UGC Holdings for the employee in a particular year, it will be included in "Other Annual Compensation" and the benefit will be so noted in a footnote for such employee.
(3)
The number of shares underlying options have been adjusted for the Company's 3-for-1 stock split on March 20, 2000.
(4)
Includes salary received as an executive officer of UGC Holdings following Mr. Schneider's resignation from the Company.
(5)
Includes the value of the personal use of UPC's airplane (€10,478) based on Standard Industry Fare Level method for valuing flights for personal use and payments for housing and living expenses related to Mr. Schneider's foreign assignment (€100,194).
(6)
Represents options to acquire ordinary shares A of the Company granted January 30, 2001.
(7)
Consists of matching employer contributions made under United's 401(k) plan of €5,721, €5,412, and €4,767, for Fiscal 2001, Fiscal 2000, and Fiscal 1999, respectively, with the remainder consisting of life insurance premiums paid by United for such officer's benefit.
(8)
Includes the value of the personal use of UPC's airplane (€22,570) based on the Standard Industry Fare Level method for valuing flights for personal use and payments related to foreign assignment consisting of a housing allowance (€121,503) and tax preparation fees (€1,061).
(9)
Represents an option to acquire shares of United Class A common stock granted December 6, 2000.
(10)
Includes living expenses, including rent related to foreign assignment (€108,641), and the value of Mr. Schneider's personal use of UPC's airplane (€4,400).

(11)
Includes an option to acquire 8,419 shares of United's Class A common stock granted December 17, 1999 and an option to acquire 250,000 shares of chello broadband ordinary shares granted March 26, 1999.
(12)
Includes the value of personal use of UPC's airplane (€20,277 for 2000 and €26,840 for 2001) based on the Standard Industry Fare Level method for valuing flights for personal use. Also includes a housing allowance provided by the Company (€40,842 for 2000 and €43,593 for 2001).
(13)
Represents an option to acquire 1,300,000 ordinary shares A of the Company and an option to acquire 50,000 ordinary shares of Austar United granted May 12, 2001.
(14)
For 1999 includes consulting fees paid to Mr. Riordan in January through March 1999. Mr. Riordan became an employee of the Company on April 1, 1999.
(15)
Consists of housing allowance payments.
(16)
Represents an option to acquire 300,000 ordinary shares of chello broadband granted March 26, 1999.
(17)
Consists entirely of a pension contribution under a pension plan.
(18)
Consists of car allowance payments.
(19)
Consists of matching employer contributions under a pension plan (€28,985 for 2001, €27,171 for 2000 and €19,067 for 1999), with the remainder consisting of health, life and disability insurance payments.
(20)
Mr. Bracken commenced his employment with the Company in March 1999. Accordingly, the salary information above represents only ten months of employment during 1999.
(21)
Includes an option to acquire 750,000 ordinary shares A of the Company granted March 25, 1999 and phantom options based on 25,000 ordinary shares of chello broadband granted December 17, 1999.
(22)
Represents payments relating to foreign assignment, including housing allowance and cost of living allowance (€67,510 for 2001 and €72,709 for 2000), net tax benefit (€146,545 for 2000), and the remainder consists of car allowance, dependent education and other benefits.
(23)
Represents 617,000 shares underlying options to acquire the Company's ordinary shares A granted January 30, 2001 and a phantom option based on 50,000 ordinary shares of chello broadband granted June 27, 2001.
(24)
Consists of matching employer contribution under United's 401(k) plan of €5,721, €5,412, and €4,767 for 2001, 2000, and 1999, respectively, with the remainder consisting of life insurance premiums paid by United for such officer's benefit.
(25)
Consists of housing allowance (€38,083) and a goods and services allowance (€17,521).
(26)
Includes phantom options based on 112,500 ordinary shares A of the Company granted February 12, 1999.
(27)
Consists of matching employer contribution under a pension plan (€30,033 in 2001, €28,054 in 2000 and €4,193 in 1999), with the remainder consisting of health, life and disability insurance payments.
(28)
Represents an option to acquire 750,000 ordinary shares A of the Company and phantom options based on 15,000 ordinary shares of chello broadband.
(29)
Mr. O'Neill commenced his employment with the Company in November 1999. Accordingly, the salary information included above represents only two months of employment during 1999.
(30)
Includes final payment of relocation allowance, tax preparation fees and storage costs related to Mr. Kovacs' foreign assignment.
(31)
Represents options to acquire 800,000 ordinary shares A of the Company granted January 30, 2001 and a phantom option based on 25,000 ordinary shares of chello broadband granted June 27, 2001.
(32)
Consists of matching employer contributions under United's 401(k) plan of €5,721, €5,412 and €4,767 for 2001, 2000 and 1999, respectively, with the remainder consisting of life insurance premiums paid by United for such officer's benefit.
(33)
Includes payments for a relocation allowance of €15,916 and the remainder consists of home leave airfare storage and tax preparation fees related to Mr. Kovac's foreign assignment.
(34)
Includes moving and relocation allowances of €68,951 and the remainder consists of home leave airfare storage and tax preparation fees related to Mr. Kovac's foreign assignment.

        The following table sets forth information concerning options that were granted by the Company or its affiliates to the executive officers listed in the Summary Compensation Table above during the fiscal year ended December 31, 2001.

Option Grants in Last Fiscal Year

	Individual Grants
						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted(2)	Percentage of Total Options Granted to Employees in Fiscal Year
			Exercise Price per Share	Market Price on Grant Date	Expiration Date	0%	5%	10%
Mark L. Schneider
UPC ordinary shares A	2,500,000	14.01%	€12.99	€12.99	01/30/06	--	€8,972,244	€19,826,312
John F. Riordan
UPC ordinary shares A	1,300,000	7.28%	€12.99	€12.99	01/30/06	--	€4,665,567	€10,309,682
Austar United	50,000	1.59%	A$1.75	A$0.90	05/21/11	--	--	A$29,218
Charles H.R. Bracken
UPC ordinary shares A	450,000	2.52%	€12.99	€12.99	01/30/06	--	€1,615,004	€3,568,736
Gene Musselman
UPC ordinary shares A	117,000	0.66%	€4.54	€12.99	01/30/06	€988,650	€1,408,551	€1,916,521
UPC ordinary shares A	500,000	2.80%	€12.99	€12.99	01/30/06	--	€1,794,449	€3,965,262
Phantom chello	50,000	5.60%	€4.31(3)	€4.31	02/24/10	--	€135,527	€343,452
Shane O'Neill
UPC ordinary shares A	300,000	1.68%	€12.99	€12.99	01/30/06	--	€1,076,669	€2,379,157
Nimrod J. Kovacs
UPC ordinary shares A	300,000	1.68%	€4.54	€12.99	01/30/06	€2,535,000	€3,611,669	€4,914,157
UPC ordinary shares A	500,000	2.80%	€12.99	€12.99	01/30/06	--	€1,794,449	€3,965,262
Phantom chello	25,000	2.80%	€4.31(3)	€4.31	02/24/10	--	€29,769	€65,782

(1)
The potential gains are net of option exercise price and do not include the effect of taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock performance and may not necessarily be realized. Actual gains, if any, on exercise depend on future performance of the underlying securities of the respective options, continued employment of the optionee through the term of the options and other factors.
(2)
Options granted under the Company's Equity Stock Option Plan are subject to repurchase rights of equal monthly amounts over the 48 months following the date of grant. Options granted by Austar United and phantom options granted by chello broadband, each vest in 48 equal monthly installments.
(3)
The exercise price of phantom chello options was originally intended to be chello broadband's "initial public offering" price. Because chello broadband's initial public offering never occurred, in 2001 the Compensation Committee established an exercise price for such options.

        The following table sets forth information with respect to the executive officers listed in the Summary Compensation Table concerning the exercise of options and concerning unexercised options held by each of them as of December 31, 2001.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

					Value of Unexercised In-the-Money Options at FY-End (Euro, except as noted)(2)
			Number of Securities Underlying Unexercised Options at FY-End (#)
Name	Shares Acquired on Exercise (#)	Value Realized (Euro, except as noted)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mark L. Schneider
UPC ordinary shares A	1,925,000	€22,916,932	1,572,916	1,927,084	--	--
UGC Class A common	--	--	95,348	225,000	--	--
chello ordinary shares B	--	--	83,334	78,125	--	--
John F. Riordan
UPC ordinary shares A	--	--	757,291	1,002,084	--	--
UGC Class A common	--	--	95,886	170,834	$38,714	$17,578
chello ordinary shares B	--	--	206,250	93,750	--	--
Austar United shares	--	--	12,500	37,500	--	--
Charles H.R. Bracken
UPC ordinary shares A	--	--	618,750	581,250	--	--
Phantom chello(4)	--	--	11,458	13,542	--	--
Gene Musselman
UPC ordinary shares A	--	--	231,583	385,417	--	--
Phantom UPC(3)	--	--	79,688	32,813	--	--
Phantom chello(4)	--	--	20,833	29,167	--	--
Shane O'Neill
UPC ordinary shares A	--	--	459,375	590,625	--	--
Phantom chello(4)	--	--	6,875	8,125	--	--
Nimrod J. Kovacs
UPC ordinary shares A	--	--	414,583	385,417	--	--
UGC Class A common	--	--	270,000	--	$22,100	--
Phantom UPC(3)	--	--	600,000	--	--	--
Phantom chello(4)	--	--	10,416	14,584	--	--

(1)
The amounts appearing in this column are calculated by determining the difference between the fair market value of the securities underlying the options on the date of exercise and the exercise price of the options, and multiplying that amount by the number of shares acquired on exercise. "Value Realized" does not reflect actual cash paid to the named executive where the executive elected to hold the shares acquired on exercise.
(2)
Calculated in Euro based on the following fair market values at year-end: UPC—€0.52 as reported by the Official Segment of the Stock Market of Euronext Amsterdam N.V.; United—€5.6085 based on $5.00 as reported by Nasdaq with a conversion rate of €1.1217 per dollar; and Austar United—€0.157 based on A$0.275 as reported by the Australia Stock Exchange with a conversion rate of 1.9591 to US$1.00 and then converted from US dollars to Euro using the fixed rate of $1.00 to 1.1217 euros. The fair market value of chello broadband at year-end is 1.5 times the fair market value of an ordinary share A of the Company on December 31, 2001.
(3)
Represents the number of shares underlying phantom options, that the Company may pay in cash or ordinary shares A or shares of United Class A common stock. If the Company elects cash, the option holder may request ordinary shares A of the Company.
(4)
Represents the number of shares underlying phantom options, that chello broadband may pay in cash or ordinary shares A of the Company or shares of United's Class A common stock, or, if publicly-traded, its ordinary shares at its election upon exercise thereof.

Agreements with Executive Officers

        The Company and each of Messrs. Bracken and O'Neill are parties to an employment agreement. Messrs. Kovacs and Musselman each have an employment agreement with the Company and UGC Holdings. These agreements are discussed below. The Company and UGC Holdings are parties to a Secondment Agreement, pursuant to which Messrs. Kovacs, Musselman and Schneider (until his resignation), together with the Company's other US citizen employees, are seconded to the Company. See "Certain Transactions and Relationships—Relationship with United, UGC Holdings and Related Transactions". Pursuant to the Secondment Agreement, the Company reimburses UGC Holdings for all expenses incurred by UGC Holdings in connection with the seconded employees.

        Charles H.R. Bracken.    On March 5, 1999, the Company entered into an Executive Service Agreement with Charles H.R. Bracken in connection with the appointment of Mr. Bracken as the Company's Managing Director of Development, Strategy, and Acquisitions. Subsequently, Mr. Bracken became a member of the Company's Board of Management and Chief Financial Officer. Mr. Bracken's Executive Service Agreement is for a term expiring March 5, 2003. Under the Executive Service Agreement, Mr. Bracken's initial base salary was £250,000 per year. Mr. Bracken's salary is subject to periodic adjustments and the Company has adjusted Mr. Bracken's salary to £282,486 per year in January 2000, and to £294,990 per year in January 2001. In addition to his salary, Mr. Bracken received options for 750,000 ordinary shares A (adjusted for the Company's 3-for-1 stock split on March 20, 2000) and participation in a pension plan. The Company also provides Mr. Bracken a car allowance of approximately £14,500 per year.

        The Executive Service Agreement may be terminated for cause by the Company. Also, the Company may suspend Mr. Bracken's employment for any reason. If his employment is suspended, Mr. Bracken will be entitled to receive the balance of payments due under the Executive Service Agreement until such Agreement is terminated and all his unvested options shall vest. In the event Mr. Bracken becomes incapacitated, by reason of injury or ill-health for an aggregate of 130 working days or more in any 12-month period, the Company may discontinue future payments under the agreement, in whole or in part, until such incapacitation ceases.

        Gene Musselman.    Effective September 15, 1997, the Company and UGC Holdings entered into an Employment Agreement with Mr. Musselman in connection with his appointment as Chief Operating Officer in Austria. Subsequently, Mr. Musselman became Chief Operating Officer of the Company and relocated to Amsterdam. Under the terms of this agreement, Mr. Musselman's annual salary is currently $300,000. The parties are negotiating a new agreement in connection with Mr. Musselman's appointment as the Company's Chief Operating Officer. In addition to his base salary, Mr. Musselman receives standard benefits related to his foreign assignment, including a cost of living differential, a car allowance, tuition reimbursement for dependents and air travel to the U.S. for home leave.

        Shane O'Neill.    On November 3, 1999, the Company entered into an Executive Service Agreement with Shane O'Neill in connection with the appointment of Mr. O'Neill as the Company's Managing Director of Strategy, Acquisitions and Corporate Development, now Chief Strategy Officer. Subsequently, Mr. O'Neill became a member of the Company's Board of Management. Mr. O'Neill's Executive Service Agreement is for a term expiring November 3, 2003. Under the Executive Service Agreement, Mr. O'Neill's initial base salary was £250,000 per year. Such salary is subject to periodic adjustments and in January 2001 it was increase to £262,000 per year. In addition to his salary, Mr. O'Neill received options for 750,000 of the Company's ordinary shares A (adjusted for the Company's 3-for-1 stock split on March 20, 2000) and participation in a pension plan. The Company also provides Mr. O'Neill with a car allowance of approximately £14,500 per year.

        The Executive Service Agreement may be terminated for cause by the Company. Also, the Company may suspend Mr. O'Neill's employment for any reason. If his employment is suspended, Mr. O'Neill will be entitled to receive the balance of payments due under the Executive Service Agreement until such agreement is terminated and all his unvested options shall vest. In the event Mr. O'Neill becomes incapacitated, by reason of injury or ill-health for an aggregate of 130 working days or more in any 12-month period, the Company may discontinue future payments under the agreement, in whole or in part, until such incapacitation ceases.

        Nimrod J. Kovacs.    Effective January 2, 2001, the Company and UGC Holdings entered into a new two-year Employment Agreement with Mr. Kovacs in connection with him continuing as Executive Chairman Central Europe in Hungary. Under the terms of this agreement, Mr. Kovacs' annual salary is currently $350,000. Such salary is subject to periodic adjustments. In addition to his base salary, Mr. Kovacs receives standard benefits related to his foreign assignment, including cost of living differential, a car allowance and air travel to the U.S. for home leave. The agreement may be terminated with or without cause. If his employment is terminated without cause, Mr. Kovacs will be entitled to receive a severance payment equal to 12-months salary or his salary to January 1, 2003, whichever is less.

Company Stock Option Plans

        Equity Stock Option Plan.    The Company adopted its Equity Stock Option Plan on June 12, 1996. Under the Company's Equity Stock Option Plan, the Supervisory Board may grant stock options to the Company's employees. At December 31, 2001, the Company had options for 24,876,770 ordinary shares A outstanding under the Equity Stock Option Plan. The Board of Management may from time to time increase the number of shares available for grant under the Equity Stock Option Plan. Options under the Company's Equity Stock Option Plan are granted at fair market value at the time of the grant unless determined otherwise by the Supervisory Board. Each option represents the right to acquire from the Company a depositary receipt representing the economic value of one share.

        All options are exercisable upon grant and for the next five years. In order to introduce the element of "vesting" of the options, the Equity Stock Option Plan provides that even though the options are exercisable immediately, the options are subject to repurchase rights reduced by equal monthly amounts over a "vesting" period of 36 months for options granted in 1996 and 48 months for all other options. If the employee's employment terminates other than in the case of death, disability or the like, all unvested options previously exercised must be resold to the Company at the original purchase price and all vested options must be exercised within 30 days of the termination date. The Supervisory Board may alter these vesting schedules in its discretion.

        The Equity Stock Option Plan contains limited anti-dilution protection in the case of stock splits, stock dividends and the like. The Equity Stock Option Plan also provides that, in the case of a change of control, the acquiring company has the right to require the Company to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

        Through December 31, 2001, options to acquire the total of 43,848,097 ordinary shares A have been granted under the Equity Stock Option Plan. Of these, options representing 16,054,208 ordinary shares A have been exercised. Options representing 2,909,006 ordinary shares A have been cancelled and are available for future option grants. The exercise prices for the options range from €1.00 to €75.00.

        In 2001, the Company granted options for UPC ordinary shares A to all of its named executive officers. See "Executive Compensation—Option Grants in Last Fiscal Year" above.

        Phantom Stock Option Plan.    Effective March 20, 1998, the Company adopted a Phantom Stock Option Plan. Under the Company's Phantom Stock Option Plan, the Supervisory Board may grant employees the right to receive an amount in cash or stock, at the Supervisory Board's option, equal to the difference between the fair market value of the ordinary shares A and the stated grant price for the phantom options based on a specified number of ordinary shares A. As of December 31, 2001, options based on 3,391,012 ordinary shares A remained outstanding. The exercise prices for these options range from €1.815 to €28.67. The phantom options have a four-year vesting period and vest 1/48 each month. The phantom options may be exercised during the period specified in the option certificate, but in no event later than ten years following the date of the grant. The Phantom Stock Option Plan contains limited anti-dilution protection in the case of stock splits, stock dividends and the like. The Phantom Stock Option Plan also provides that, in some cases upon a change of control, all phantom options outstanding become fully exercisable. Upon exercise of the phantom options, the Company may elect to issue such number of ordinary shares A or shares of United's Class A common stock as is equal to the value of the cash difference in lieu of paying the cash.

chello broadband Stock Option Plans

        chello broadband has adopted a stock option plan and a phantom stock option plan. All the shares underlying these stock option plans are held by a stock option foundation that administers chello broadband's stock option plans. Proceeds realized by the foundation upon exercise of the options will be remitted to chello broadband. In 2001, the Supervisory Board determined that the fair market value of a chello broadband ordinary share would be based on the fair market value of a UPC ordinary share A using a ratio of €4.31 per chello broadband share to €2.87 per UPC share or approximately 1.5. Such decision was made following the determination not to have an initial public offering for chello broadband. As a result, all grants completed in 2001 and future grants under the chello broadband plans will have exercise prices equal to approximately 1.5 of the fair market value of UPC's ordinary shares A.

        chello broadband Phantom Stock Option Plan. chello broadband's phantom stock option plan is administered by the Company's Supervisory Board. The exercise price of the options granted under chello broadband's phantom stock option plan range from €4.31 to €50.00. The phantom stock options have a four-year vesting period and vest 1/48 each month and may be exercised during the period specified in the option certificate. All options must be exercised within 90 days after the end of employment. If such employment continues, all options must be exercised not more than ten years following the effective date of grant. This plan gives the employee the right to receive payment equal to the difference between the fair market value of a share and the exercise price for the portion of the rights vested. chello broadband, at its sole discretion, may make the required payment in cash, freely tradeable shares of United's Class A common stock or the Company's ordinary shares A, or, if chello broadband's shares are publicly traded, its freely tradeable ordinary shares. If chello broadband chooses to make a cash payment, at a time when its stock is publicly traded, employees have the option to receive an equivalent number of chello broadband's freely tradeable ordinary shares instead. At December 31, 2001, phantom options representing 1,125,516 ordinary shares A were outstanding.

        chello broadband's phantom stock option plan contains limited anti-dilution protection in the case of stock splits, stock dividends, and the like. In some cases of a change of control, including a change of control of the Company, chello broadband may choose to acquire immediately all the phantom options outstanding for consideration equal to the excess of the fair market value of the shares at that time over the exercise price.

        In 2001, the Company completed grants of phantom options based on chello broadband shares to two of the named executive officers, Messrs. Kovacs and Musselman. See "Executive Compensation—Option Grants in Last Fiscal Year" above.

        chello broadband Equity Option Plan.    Under chello broadband's equity option plan, the Company's Supervisory Board may grant stock options to chello broadband employees, on the recommendation of chello broadband's Board of Management and subject to approval of chello broadband's priority shareholders. To date, chello broadband has granted options for 550,000 ordinary shares under its equity option plan, of which 300,000 are outstanding at December 31, 2001, and of the options exercised certificates evidencing the economic value of 88,541 shares have been sold to chello broadband. Options under chello broadband's equity option plan are granted at fair market value at the time of grant unless determined otherwise by the Company's Supervisory Board. All the shares underlying the chello broadband Plan are held by Stichting Administratiekantoor chello broadband, a stock option foundation, which administers the chello broadband Plan. Each option represents the right to acquire from the foundation a certificate representing the economic value of one share.

        All options are exercisable upon grant and for the next five years. In order to introduce the element of "vesting" of the options, the chello broadband Plan provides that the options are subject to repurchase rights reduced by equal monthly amounts over a "vesting" period of 48 months following the date of grant. If the employee's employment terminates other than in the case of death, disability or the like, all unvested options previously exercised must be resold to the foundation at the original purchase price and all vested options must be exercised within 30 days of the termination date.

        The chello broadband equity option plan contains limited anti-dilution protection in the case of stock splits, stock dividends and the like. The chello broadband equity option plan also provides that, in the case of change in control, chello broadband has the right to require the foundation to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change in control.

UGC Stock Option Plan

        On June 1, 1993, UGC Holdings board of directors adopted its 1993 Stock Option Plan (the "UGC Employee Plan). United adopted the UGC Employee Plan on January 30, 2002, and the options granted thereunder are now exercisable for United's common stock. The UGC Employee Plan provides for the grant of options to purchase shares of United's Class A common stock to United's employees and consultants who are selected for participation in the UGC Employee Plan. The UGC Employee Plan is construed, interpreted and administered by the compensation committee of United.

        Under the UGC Employee Plan, options to purchase up to 39,200,000 shares of United's Class A common stock, of which options for up to 3,000,000 shares of United's Class B common stock, may be granted to employees and consultants by the United compensation committee. The United compensation committee has the discretion to determine the employees and consultants to whom options are granted, the number of shares subject to the options (subject to the 3,000,000 share limit on the number of shares of Class B common stock), the exercise price of the options, the period over which the options become exercisable, the term of the options (including the period after termination of employment during which an option may be exercised) and certain other provisions relating to the options. At December 31, 2001, United's executive officers and other employees have been granted options under the UGC Employee Plan to purchase an aggregate of 11,468,599 shares of United's Class A common stock at exercise prices ranging from $2.2500 to $86.50 per share. Of the options granted, 2,382,162 have been cancelled and options for 3,944,630 shares have been exercised. In general, the options granted vest in 48 equal monthly installments following the date of grant and are for a maximum term of 10 years. For options granted in 2000 and thereafter, however, the vesting period is 1/8 of the shares at six months from grant date and the remaining shares in 42 equal monthly installments thereafter. The number of shares reserved for issuance under the UGC Employee Plan is subject to adjustments on account of stock splits, stock dividends, recapitalizations and other dilutive changes in United's Class A common stock. Options covering no more than 5,000,000 shares of United's common stock may be granted to a single participant during any calendar year.

Austar United Executive Share Option Plan

        Austar United adopted the Austar United Plan in June 1999. Under the Austar United Plan, the Austar United board of directors may grant options to Austar United employees and directors. At December 31, 2001, Austar United had options for 27,949,610 ordinary shares outstanding under the Austar United Plan. The number of shares available for the granting of options is determined by the Austar United board of directors, subject to a maximum of 6% of the outstanding Austar United ordinary shares. The Austar United board of directors has discretion to determine the employees and directors to whom options are granted, the number of shares subject to options, the exercise price of the options, the exercise period (which may not exceed 10 years from grant date) and certain other provisions relating to the options. Any grants to directors, however, are subject to shareholder approval. In general, options granted under the Austar United Plan vest over four years in 48 equal monthly installments. If an employee's employment terminates other than in the case of death or disability or the like, all unvested options lapse and all vested options must be exercised within 90 days of the termination date.

Limitation of Liability and Indemnification Matters

        Pursuant to Dutch law, each member of the Supervisory Board and Board of Management is responsible to the Company for the proper performance of his or her assigned duties. The Company's Articles of Association provide that the adoption by the general meeting of shareholders of the annual accounts shall discharge the Supervisory Board and Board of Management from liability in respect of the exercise of their duties during the financial year concerned unless an explicit reservation is made by the general meeting of shareholders. This discharge of liability may also be limited by mandatory provisions of Dutch law, such as in the case of bankruptcy, and furthermore extends only to actions or omissions not disclosed in or apparent from the adopted annual accounts. In the event of such actions or omissions, the members of the Supervisory Board or Board of Management will be jointly and severally liable to third parties for any loss sustained by such third parties as a result of such actions or omissions, unless the Supervisory Board or Board of Management member proves that he or she is not responsible for the actions or omissions. Generally, under Dutch law, directors will not be held personally liable for decisions based on reasonable business judgment.

        The Company's Articles of Association provide that the Company must indemnify any person who:

  •
  is or was a member of the Supervisory Board or the Board of Management;

  •
  was or is a party to or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, or by or in the right of the company to procure a judgement in its favor by reason of the fact that such person is or was a member of the Company's Supervisory Board or Board of Management; and

  •
  acted in good faith in carrying out their duties.

        This indemnification will generally not apply if the person seeking indemnification is found to have acted with gross negligence or willful misconduct in the performance of their duty to the Company, unless the court in which the action is brought determines that indemnification is otherwise appropriate. The Company's Articles of Association furthermore provide that a majority of the members of the Supervisory Board (not being parties to the action) must approve any indemnification, unless the entire Supervisory Board is named in the lawsuit, in which case the indemnification may be approved by independent legal counsel in a written opinion or by the general meeting of shareholders. The Supervisory Board may extend the indemnification provisions of the Company's Articles of Association to any of the Company's officers, employees or agents.

Compensation of Supervisory Board Members

        The Company compensates the members of the Supervisory Board €12,000 per year of service on the Supervisory Board. In addition, members receive €1,500 for each board meeting attended in person and €750 for each telephonic board meeting attended. Fees to Supervisory Board members, who are also employees of United or UGC Holdings, are paid to United. The Company reimburses all members of the Supervisory Board for travel and out-of-pocket expenses in connection with their attendance at meetings of the Supervisory Board.

Compensation of Board of Management Members

        The aggregate 2001 salary compensation for the entire Board of Management was approximately €3.1 million. Board of Management members may also receive options for ordinary shares A of the Company or securities of its affiliates. See "Company Stock Option Plans" above. In addition, the Company provides its executive officers with automobile allowances and other benefits. Expatriates also receive housing allowances, foreign tax equalization payments, other compensation relating to their foreign assignments and limited usage of the corporate airplanes. In April 2001, an amount of €48,000 per year in respect of fees for members of the Board of Management was set by the Company as a reasonable compensation for specific Board of Management duties. There was no change in overall actual salary associated with this fee. Members of the Board of Management receive no additional compensation for serving thereon.

Compensation Committee Interlocks and Insider Participation

        The Company and UGC Holdings have a secondment arrangement, pursuant to which certain U.S. citizens employed by UGC Holdings are seconded to the Company. See "Certain Transactions and Relationships—Relationship with United, UGC Holdings and Related Transactions". The members of the Company's management who are employees of UGC Holdings have their compensation set by United's compensation committee. The Company's compensation committee is composed of Mr. Fries, Ms. Spangler and Ms. Wildes, each of whom is a member of the Supervisory Board. John P. Cole, Jr., a director of United and a member of its compensation committee, is a member of the Supervisory Board of the Company. With the exception of Mr. Cole, none of the members of the Company's compensation committee, the United compensation committee or the Company's Supervisory Board has served as a director or member of a compensation committee of another company that had any executive officer that was also one of the Company's Supervisory Directors or a member of the compensation committee of United.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information concerning the beneficial ownership of all classes of the Company's voting securities as of April 1, 2002, by (1) each shareholder who is known by the Company to own beneficially more than 5% of the outstanding shares of each class at such date; (2) each of the Company's Supervisory Directors; (3) each of the Company's named executive officers; and (4) all of the Company's Supervisory Directors and executive officers as a group. Because Messrs. Cole, Fries and Ms. Wildes are directors of UGC Holdings, they may be deemed to beneficially own the Company's shares held by UGC Holdings, and Messrs. Cole, Fries and Riordan and Ms. Wildes are directors of United, they may be deemed to beneficially own the Company's shares held by United. In each case, they disclaim any beneficial ownership of such shares and this table does not include those shares.

        Holders of the Company's Series 1 Convertible Class A preference shares may convert the preference shares into the Company's ordinary shares A. The conversion rate is based on the liquidation preference of the preference shares on the date of conversion. A holder would receive 3,591 ordinary shares A for each preference share if it was converted on March 31, 2002. For purposes of this table, the Company has assumed that the preference shares may be converted into ordinary shares within 60 days of April 1, 2002. Each preference share is entitled to cast one hundred votes at a general meeting of shareholders and shall vote together with all of the Company's other classes of stock.

        Such share ownership information includes ordinary shares A that may be acquired within 60 days of April 1, 2002, through either the Company's options or phantom options, conversion of outstanding preference shares or exercise of warrants. The Company's phantom options are payable in either cash or ordinary shares A, at the Company's election. Shares issuable within 60 days upon exercise of options, phantom options or warrants and conversion of preference shares are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of the persons beneficially owning such securities, but have not been deemed to be outstanding for the purposes of computing the percentage ownership or overall voting power of any other person.

	Ordinary Shares A
Beneficial Owner	Number	Percentage of Class(1)
John P. Cole, Jr.	14,575	*
Richard de Lange	--	--
John W. Dick	--	--
Michael T. Fries(2)	210,716	*
Ellen P. Spangler(3)	81,540	*
Tina Wildes(4)	172,153	*
Charles H.R. Bracken(5)	743,750	*
Nimrod J. Kovacs(6)	1,068,040	*
Gene Musselman(7)	440,309	*
Shane O'Neill(8)	568,750	*
John F. Riordan(9)	1,631,462	*
Anton M. Tuijten(10)	276,968	*
All directors and executive officers as a group (12 persons)	5,208,263	1.17%
UGC Holdings, Inc.(11)(12)	245,763,052	54.17%
UnitedGlobalCom, Inc.(12)(13)	132,698,873	23.03%
Capital Research and Management Company(14)	46,668,057	10.32%
	Series 1 Convertible Class A Preference Shares
	Number	Percentage of Class(15)
Motorola UPC Holdings, Inc.(16)	3,500	28.23%
UGC Holdings, Inc.(12)	2,500	20.16%
Capital Research and Management Company(14)	2,400	19.35%
Liberty UPCOY, Inc.(17)	2,117	17.07%
EQ Alliance Common Stock Portfolio(18)	1,883	15.19%

        *Less than 1%

(1)
The figures for the percent of shares are based on 443,417,525 ordinary shares A outstanding on April 1, 2002.
(2)
Represents 9,153 ordinary shares A owned by Mr. Fries' spouse. Also includes phantom options based on 225,000 ordinary shares A, of which 201,563 are vested.
(3)
Includes currently exercisable options for 45,000 ordinary shares A, of which options for 9,375 shares are subject to the Company's repurchase right. Also includes phantom options based on 45,000 ordinary shares A, all of which are vested.
(4)
Includes phantom options based on 153,000 ordinary shares A, all of which are vested.
(5)
Includes currently exercisable options for 1,200,000 ordinary shares A, of which options for 456,250 are subject to the Company's repurchase right.
(6)
Includes phantom options based on 600,000 ordinary shares A, all of which are vested, and currently exercisable options for 800,000 ordinary shares A, of which options for 333,334 shares are subject to the Company's repurchase right.
(7)
Includes phantom options based on 112,500 ordinary shares A, of which 91,406 are vested, and currently exercisable options for 617,000 ordinary shares A, of which options for 333,334 shares are subject to the Company's repurchase right.
(8)
Includes currently exercisable options for 1,050,000 ordinary shares A, of which options for 481,250 are subject to the Company's repurchase right.
(9)
Includes currently exercisable options for 1,759,375 ordinary shares A, of which options for 866,667 shares are subject to the Company's repurchase right. Also includes 3,660 ordinary shares A owned by Mr. Riordan's spouse.

(10)
Includes currently exercisable options for 436,500 ordinary shares A, of which options for 175,000 are subject to the Company's repurchase right.
(11)
Includes 9,096,945 ordinary shares A issuable upon conversion of preference shares if converted May 30, 2002 and 1,213,898 ordinary shares A issuable upon exercise of warrants.
(12)
The address of UGC Holdings and United is 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, USA.
(13)
Includes 132,698,873 ordinary shares A issuable upon conversion of the Company's 6% Guaranteed Discount Notes due 2007 (the "Exchangeable Notes") if converted May 31, 2002.
(14)
Capital Research and Management Company ("Capital Research"), an investment advisor, is the beneficial owner of 37,934,990 ordinary shares A as a result of acting as an investment advisor to various investment companies. Capital Research disclaims beneficial ownership of these shares. Such information is based on a Schedule 13G dated February 14, 2002, filed by Capital Research. The ordinary share ownership of Capital Research also includes 8,733,067 ordinary shares A issuable upon conversion of preference shares if converted May 30, 2002. The address of Capital Research is 333 South Hope Street, Los Angeles, California 90071.
(15)
The figures for the percent of preference shares are based on 12,400 shares outstanding on April 1, 2002.
(16)
The address of Motorola UPC Holdings, Inc. is 101 Tournament Drive, Building 1, Horscham, PA 19044, USA. The Company understands that Motorola UPC Holdings, Inc. is a subsidiary of Motorola, Inc.
(17)
The address of Liberty UPCOY, Inc. is 12300 Liberty Boulevard, Englewood, CO 80112, USA. The Company understands that Liberty UPCOY, Inc. is a subsidiary of Liberty Media Corporation.
(18)
The address of EQ Alliance Common Stock portfolio is 1345 Avenue of the Americas, 32nd floor, New York, NY 10105, USA.

        No equity securities in the Company's parent or any of the Company's subsidiaries, including directors' qualifying shares, are owned by any of its executive officers or directors, except as stated below. The following discussion sets forth ownership information as of April 1, 2002 and within 60 days thereof with respect to options.

        The following officers and directors beneficially own common stock, and options to purchase Class A common stock of United: (1) Mr. Fries—20,182 shares of Class A common stock, options for 2,889,208 shares of Class A common stock of which 432,956 shares are exercisable, and 140,792 shares of Class A common stock and 91,580 shares of Class B common stock held by The Fries Family Partnership LLLP; (2) Mr. Cole—112,708 shares of Class A common stock and options for 220,000 shares of Class A common stock of which 119,790 are exercisable; (3) Ms. Spangler—56,526 shares of Class A common stock and options for 1,141,128 shares of Class A common stock of which 292,897 are exercisable; (4) Ms. Wildes—53,683 shares of Class A common stock, 416,956 shares of Class B common stock and options for 752,553 shares of Class A common stock of which 204,841 are exercisable (Ms. Wildes disclaims beneficial ownership to shares held by her spouse and a trust in which she is a beneficiary, which are included in the foregoing numbers); (5) Mr. Riordan—782,183 shares of Class A common stock and options for 266,720 shares of Class A common stock of which 127,136 are exercisable and 410,000 shares of Class B common stock held by The MLS Family Partnership LLLP of which Mr. Riordan is a co-trustee of the trust that is the general partner of such partnership (Mr. Riordan disclaims beneficial ownership of shares held by said partnership); and (6) Mr. Kovacs—76,402 shares of Class A common stock and options for 270,000 shares of Class A common stock of which all are exercisable.

        Each share of United Class A common stock has one vote and each share of United Class B common stock has 10 votes. United also has outstanding shares of Class C common stock which has 10 votes per share; however, holders of the Class C common stock are subject to a standstill agreement with United. Each person holds less than 1% of United outstanding common stock and less than 1% of the voting power thereof. Because Mr. Fries and Ms. Wildes are parties to a founders agreement with other United shareholders, they may be deemed, together with the other parties thereto, to beneficially own 11,412,048 shares of Class A common stock, which includes 8,870,332 shares of Class B common stock of United and represents 2.8% of United's voting power.

        The following officers and directors beneficially own options to purchase ordinary shares of chello broadband as of April 1, 2002: Mr. Riordan—options to purchase 300,000 ordinary shares of which 62,500 are subject to a repurchase right. Such ownership is less than 1% of chello broadband's outstanding ordinary shares. Also, the following officers and directors beneficially own shares of Priority Telecom as of April 1, 2002: Mr. Tuijten—19 ordinary shares, which ownership is less than 1% of Priority Telecom outstanding ordinary shares.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Executive Officer Transactions

        John F. Riordan Transactions with UGC Holdings.    Pursuant to the terms of four promissory notes, UGC Holdings loaned $4,000,000 on November 22, 2000, $1,200,000 on January 29, 2001, and $3,500,000 on April 4, 2001, respectively, to John F. Riordan, then a director of UGC Holdings. Such loans allowed Mr. Riordan to meet certain personal obligations in lieu of selling his shares in UGC Holdings or in UPC. These non-recourse notes are payable upon demand and in any event on November 22, 2002. The notes accrue interest at 90-day London Interbank Offer Rate plus either 2.5% or 3.5% as determined in accordance with the terms of each note.

        In 2001, Mr. Riordan pre-paid to UGC Holdings $93,794 in the aggregate for interest accrued through February 22, 2001 on the loans. The aggregate outstanding balance on the loans as of March 1, 2002 is $9,317,785.

        Charles H.R. Bracken.    In March 2001, the Company confirmed its agreement that in the event the employment of Charles H.R. Bracken, a named executive officer, is terminated for any reason other than cause, the Company would pay Mr. Bracken a cash bonus equal to the difference between US$1,000,000 and his pre-tax gain on the exercise and sale of Mr. Bracken's vested UPC options. Mr. Bracken and the Company have agreed to structure an arrangement whereby Mr. Bracken can receive a portion of his bonus prior to the end of his current employment contract.

        Anton M. Tuijten.    The Company loaned Mr. Tuijten, an executive officer, €102,600 on March 26, 1999 and €361,500 on September 17, 1999, respectively. Such loans enabled Mr. Tuijten to pay taxes due with respect to grants of options for ordinary shares A made in 1999. These loans bear no interest and are made on the same terms as UPC loans made to other recipients of stock options subject to Dutch tax liabilities. Interest, however, is imputed and tax payable on imputed interest is added to the principal amount of the loan. The loan is payable upon exercise of the options. As of March 31, 2002, the aggregate outstanding loan balance is €493,667.

Relationship With United, UGC Holdings and Related Transactions

        United is the largest broadband communications provider of video, voice and data services outside of the U.S. With operations in 26 countries, United's networks reach more than 19.0 million homes and businesses and serve approximately 11.2 million video customers. In addition, as of December 31, 2001, United's telephony business had approximately 0.9 million telephony access lines and its high speed Internet access business had approximately 0.8 million subscribers. United's significant operating subsidiaries, held through UGC Holdings, include the Company (54.2% owned on a fully diluted basis), one of the largest pan-European broadband communications company; and VTR GlobalCom (100% owned) the largest cable television and competitive telephony provider in Chile. Also, United holds an interest in Austar United (55.8% combined direct and indirect), a satellite, cable television and telecommunications provider in Australasia.

        Control by UGC Holdings.    Immediately prior to the Company's initial public offering, UGC Holdings held effectively all of the voting control over the Company and held all of the Company's issued and outstanding ordinary shares A other than approximately 7.7% of such shares that were registered in the name of the stock option foundation to support the Equity Stock Option Plan. The foundation has since been liquidated and all remaining shares held by the foundation are now owned by UGC Holdings. As of April 1, 2002, including ordinary shares A issuable upon conversion of preference shares and exercise of warrants, UGC Holdings owns approximately 53.1% of the Company's outstanding ordinary shares A, all of the Company's outstanding priority shares and approximately 20.2% of the Company's outstanding preference shares. Also, as of April 1, 2002, including ordinary shares issuable upon conversion of the Exchangeable Notes, United owns approximately 23.0% of the Company's outstanding ordinary shares. Because the Company is a strategic holding of UGC Holdings, UGC Holdings will continue to control the Company for the foreseeable future. Four members of the Company's current six-member Supervisory Board are directors, officers or employees of UGC Holdings and of United. As of April 1, 2002, United had only 50% of the voting power of UGC Holdings with respect to the election of directors of UGC Holdings and accordingly did not beneficially own the Company's securities held by UGC Holdings. In May 2002, United is expected to obtain 100% of the voting power of UGC Holdings.

        The Company currently holds approximately 5.6 million shares of United's Class A common stock, which currently represents approximately 5.0% of United's outstanding common stock.

        Agreements with UGC Holdings.    Subject to certain limitations, UGC Holdings may require the Company to file a registration statement under the Securities Act of 1933 with respect to all or a portion of the Company's ordinary shares A or ADSs owned by UGC Holdings, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. The Company is not obligated to effect more than three of these demand registrations using forms other than Form S-3 or F-3, as the case may be. UGC Holdings may demand registration of such securities an unlimited number of times on Form S-3 or F-3, as the case may be, except that the Company is not required to register its ordinary shares A owned by UGC Holdings on Form S-3 more than once in any six-month period. UGC Holdings also has the right to have the Company's ordinary shares A that it owns included in any registration statement the Company proposes to file under said Act except that, among other conditions, the underwriters of any such offering may limit the number of shares included in such registration. The Company has also granted UGC Holdings rights comparable to those described above with respect to the listing or qualification of the ordinary shares A held by UGC Holdings on the Official Segment of the Stock Market of Euronext Amsterdam N.V. or on any other exchange and in any other jurisdiction where the Company previously has taken action to permit the public sale of its securities.

        UGC Holdings incurs certain overhead and other expenses at the corporate level on behalf of the Company and its other operating companies. These expenses include costs not readily allocable among the operating companies, such as accounting, financial reporting, investor relations, human resources, information technology, equipment procurement and testing expenses, corporate offices lease payments and costs associated with corporate finance activities. UGC Holdings also incurs direct costs for its operating companies such as travel expenses and salaries for UGC Holdings employees performing services on behalf of its respective operating companies. The Company and UGC Holdings are parties to a management services agreement, with an initial term through 2009, pursuant to which UGC Holdings will continue to perform these services for the Company. Under the management services agreement, the Company will pay UGC Holdings a fixed amount each month as its portion of such unallocated expenses. For the year ended December 31, 2001, this fixed amount was US$300,000 per month. The fixed amount may be adjusted from time to time by UGC Holdings to allocate these corporate level expenses among UGC Holdings' operating companies, including the Company, taking into account the relative size of the operating companies and their estimated use of UGC Holdings resources. In addition, the Company will continue to reimburse UGC Holdings for costs incurred by UGC Holdings that are directly attributable to the Company.

        The Company and UGC Holdings are also parties to a secondment agreement that specifies the basis upon which UGC Holdings may second certain of its employees to the Company. UGC Holdings' secondment of employees to the Company helps the Company attract and retain U.S. citizens and other employees. The Company is generally responsible for all costs incurred by UGC Holdings with respect to any seconded employee's employment and severance. UGC Holdings may terminate a seconded employee's employment if the employee's conduct constitutes willful misconduct that is materially injurious to UGC Holdings. During the year ended December 31, 2001, the Company incurred approximately €10.8 million for costs associated with the seconded employees, which costs were reimbursable to UGC Holdings.

        The Company has agreed with UGC Holdings that so long as UGC Holdings holds 50% or more of the Company's outstanding ordinary shares A (i) UGC Holdings will not pursue any video services, telephone or Internet access or content business opportunities specifically directed to the European or Israeli markets, unless it has first presented such business opportunity to the Company and the Company has elected not to pursue such business opportunity, and (ii) the Company will not pursue any video services, telephone or Internet access or content business opportunities in Saudi Arabia or in other markets outside of Europe or the Middle East, unless the Company has first presented such business opportunity to UGC Holdings and UGC Holdings has elected not to pursue such business opportunity. Either party may pursue any business in the United States and its territories and possessions without regard to activities of the other.

        The Company and UGC Holdings have agreed that the Company will provide audited financial statements to UGC Holdings in such form and with respect to such periods as are necessary or appropriate to permit United, the parent of UGC Holdings, to comply with its reporting obligations as a publicly-traded company and that the Company will not change its accounting principles without United's prior consent. The Company has consented to the public disclosure by United of all matters deemed necessary or appropriate by United, in its sole discretion, to satisfy the disclosure obligations of United or any of its affiliates thereof under the United States federal securities laws or to avoid potential liability under such laws.

        In August 2000, the Company entered into an unsecured US$200.0 million bridge facility with UGC Holdings, with an annual accrued interest of 12%. The principal amount and interest were due in full on October 1, 2001. The Company repaid this facility from the proceeds of the sale of its convertible preference shares, series 1.

        In November 2000, the Company entered into an unsecured US$250.0 million bridge facility with UGC Holdings, with an annual accrued interest of 12%. The principal amount and interest were due in full on October 1, 2001. The Company repaid this facility from the proceeds of the sale of its convertible preference shares, series 1.

        Relationship with United.    In May 2001, the Company completed the placement with Liberty Media Corporation of US$1,255 million 6% Guaranteed Discount Notes due 2007 (the "Exchangeable Loan"), receiving proceeds of €1.0 billion (US$856.8 million). The holder of the Exchangeable Loan has the right to exchange the notes, which were issued by the Company's wholly-owned subsidiary Belmarken Holding B.V., into ordinary shares A under certain circumstances at €8.0 (US$6.85) per share. The Exchangeable Loan was transferred to United on January 30, 2002, as part of a transaction between Liberty Media Corporation, the original holder of the Exchangeable Loan, and United. As a result of the transfer, United may exchange the notes for ordinary shares A at €8.0 (US$6.85) per share at any time.

        The principal terms of the Exchangeable Loan are as follows:

  •
  Exchangeable at any time into the Company's ordinary shares A at US$6.85 per share.

  •
  Callable in cash at any time in the first year at accreted value, then not callable until May 29, 2004, thereafter callable at descending premiums in cash, ordinary shares A or a combination (at the Company's option) at any time prior to May 29, 2007.

  •
  The Company has the right, at its option, to require exchange of the Exchangeable Loan into ordinary shares A at €8.00 per share on a €1.00 for €1.00 basis for any equity raised by the Company at a price at or above €8.00 per share during the first two years, €10.00 per share during the third year, €12.00 per share during the fourth year, and €15.00 per share during and after the fifth year.

  •
  The Company has the right, at its option, to require exchange of the Exchangeable Loan into its ordinary shares A, if on or after November 15, 2002, its ordinary shares trade at or above US$10.28 for at least 20 out of 30 trading days, or if on or after May 29, 2004, its ordinary shares A trade at or above US$8.91 for at least 20 out of 30 days.

        Of the outstanding balance approximately €1,034 million (US$891.7 million) is held by United as of January 30, 2002.

        In addition to the Exchangeable Loan in the January 30, 2002 transaction, Liberty Media Corporation also contributed to United approximately US$1.435 billion face amount of the Company's senior notes and approximately €263.1 million face amount of the Company's senior discount notes. As a result, the Company owes these obligations represented by such senior notes and senior discount notes to United.

        Agreement with United and UGC Holdings.    The Company signed a Memorandum of Understanding, dated February 1, 2002 (the "Memorandum of Understanding"), by and among the Company, United and UGC Holdings. The Memorandum of Understanding relates to an agreement in principle among the Company, United and UGC Holdings, to effectuate a series of transactions, which, if consummated, would result in a restructuring of the outstanding debt obligations of the Company and its subsidiaries, resulting in a significant reduction in the outstanding debt obligations of the Company and its subsidiaries. The Memorandum of Understanding with United and UGC Holdings is conditional, among other things, on the receipt of tenders of 95% of all the Company notes outstanding in an exchange offer. United has agreed in principle to convert $2.6 billion of indebtedness, which was acquired as a result of the merger transaction with Liberty, and $0.3 billion of convertible preference shares held by UGC Holdings into new UPC ordinary shares as part of the recapitalization.

Relationship with chello broadband

        Agreements with chello broadband.    The Company and chello broadband have entered into various agreements to regulate their ongoing relationship. These agreements include a Relationship Agreement entered into in May 2000, Standard Term Sheets and Franchise Agreements involving the Company's local cable operators and chello broadband, entered into in May 2000, and a Revised Term Sheet involving the Company's local cable operators and chello broadband, entered into in December 2001 in connection with the transfer of certain assets relating to internet access services from chello broadband to the Company's cable distribution division (the "CTO Transfer").

        The agreements provide that chello broadband will provide the following services to the Company's cable operators: (i) chello broadband portals and content and, until December 2001, internet access services, for personal computers, televisions and other end user devices, (ii) interactive services designed to supplement or complement core television and video service offerings, and (iii) two-way voice, two-way video delivered by Internet Protocol and dial-up internet access.

        For internet access and portal services delivered via cable modem, the Company's local cable operators and chello broadband have agreed to share fees and revenues at various percentages depending on the service. As originally agreed the split of fees was set generally at 60% to the local cable operators and 40% to chello broadband. In connection with the transfer of the internet access assets from chello broadband to the Company's local cable operators in the CTO Transfer, the split of such fees was readjusted generally to 80% to the Company's local cable operators and 20% to chello broadband.

        For interactive services, chello broadband agreed to subsidize each digital set-top computer installed to facilitate the provision of interactive services by agreeing to pay 25% of the manufacturing cost for each digital set-top computer installed and 25% of the direct cost for initial installation of each subsidized digital set-top computer. This obligation was removed in connection with the CTO Transfer. Under the agreements, chello broadband is entitled to receive 100% of net revenues derived from the provision of interactive services to the extent necessary for chello broadband to fully recover accumulated and unrecovered subsidy paid by chello broadband, if any, and, otherwise, such net revenues are to be shared equally between chello broadband and our local cable operators. For two-way services, the Company and chello broadband will agree on economic terms on a case-by-case basis before launching these services.

        Under the agreements and subject to certain exceptions, the Company is obligated, at chello broadband's request, to cause the cable operators that the Company held an interest in or controlled before December 31, 1999, to enter into franchise agreements, based on chello broadband's Standard Term Sheet, containing the terms substantially as described above for the distribution of the services to homes that are or will be upgraded to be capable of providing such services.

        The agreements include provisions relating to exclusivity and a most favored nation clause. The term of the agreements generally are the longer of seven years from the date of the agreement and the period during which the Company holds at least 50% of chello broadband's issued and outstanding ordinary capital or a majority voting interest in chello broadband.

        Relationship Agreement between chello broadband and UGC Holdings. chello broadband and UGC Holdings have entered into various agreements to regulate their ongoing relationship. The terms of these agreements are substantially similar to those set forth in the Company's agreements with chello broadband. In addition, under the agreements, UGC Holdings agrees to transfer the right to chello broadband to pursue the provision of its services without territorial restrictions. In consideration for this transfer of rights and chello broadband's rights under the relationship agreement, chello broadband will issue an aggregate of 5,674,586 ordinary shares B to UGC Holdings or one or more of its subsidiaries.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Philosophy

        The Supervisory Board formed the Compensation Committee in January 1999. The Compensation Committee is responsible for structuring and recommending to the Supervisory Board the Company's executive compensation program and for reviewing compensation paid to certain key management personnel. The Compensation Committee also administers the Company's stock option plans, subject to Supervisory Board approval. Prior to the formation of the Compensation Committee, the Supervisory Board oversaw these matters. The following report relates to compensation reported by the Company for 2001 and is based upon the compensation program implemented by the Supervisory Board in 1998.

        The Company's compensation philosophy is based on the belief that the principal component of total executive compensation should be linked to stockholder return on investment as reflected in the appreciation in price of the Company's ordinary shares. In applying this philosophy, the Supervisory Board implemented a compensation policy that seeks to attract and retain superior executives and to align the financial interests of the Company's senior executives with those of its shareholders. The Company attempts to realize these goals by providing a reasonable base salary to its executive officers and senior management with opportunities to receive bonuses based on the Company's performance and the individual's performance. Grants of equity-based incentives commensurate with their performance and level of responsibility are also provided. Given the nature of the Company's business and its stage of development, any assessment of an executive performance tends to be very subjective.

Base Salary

        The Company believes base salary levels of its executive officers should be reasonable but not excessive. The Company reviews and determines the base salaries for the Company's executive officers and other senior management every 12 to 16 months. A recommendation for specific base salaries for all executive officers is submitted to the Compensation Committee by the Company's Chief Executive Officer for approval and recommendation to the Supervisory Board. The recommendation is based largely on the subjective assessment of the executives' experience, performance, level of responsibility and length of service with the Company, but also reflects the base salary paid to executives and other senior management recently hired by the Company relative to the salary of those whose compensation is being reviewed.

        The Chief Executive Officer explains the factors on which the recommendation is based, discusses the responsibilities and performance of the persons whose compensation is being reviewed and responds to inquiries from the Compensation Committee. During the year ended December 31, 2001, the Compensation Committee undertook a review of the compensation paid to its named executive officers and other key management. Based on such review and the recommendation of the Chief Executive Officer, the Compensation Committee then established new salary levels for certain of its named executive officers. The Compensation Committee believes such new salary levels reflect the responsibilities of such officers and are necessary to retain such officers based on the salaries paid to officers in comparable positions in other media companies.

Equity-Based Incentives

        To make its overall compensation package for executive officers and other senior management competitive with other companies in the telecommunications industry, the Company uses equity-based incentives. The Compensation Committee believes that reliance upon such incentives is appropriate because they foster a long-term commitment to the Company and encourage employees to seek to improve the long-term appreciation in the market price of the Company's ordinary shares. Equity-based incentives are provided to the Company's executive and key employees through the Equity Stock Option Plan. In general, executive officers and other employees are eligible for grants of stock options upon their employment by the Company. Options are typically granted at the fair market value of the ordinary shares A on the date of grant. Pursuant to the provisions of Dutch law, options granted by the Company vest immediately, but are subject to re-purchase rights reduced by equal monthly amounts over a period of the next four years.

        The Company also provides incentives through its Phantom Stock Option Plan. In general the Compensation Committee grants phantom options based on the Company's ordinary shares A to executive officers and employees who are citizens of the United States. The phantom options typically vest in equal monthly installments over the four-year period following the date of grant. Upon exercise, the Company, at its option, may pay the difference of the fair market value of the ordinary shares A over the exercise price in cash, in ordinary shares A or in shares of United.

        During the year ended December 31, 2001, the Compensation Committee granted stock options based on an aggregate of 5,967,000 ordinary shares A to all of its named executive officers. The Committee believes such grant is in the best interest of the Company and is consistent with its philosophy of providing equity-based incentives to retain talented management and to encourage such management to improve the long-term appreciation of the Company's ordinary shares. The Compensation Committee based its grants for the year ended December 31, 2001, in part, upon the level of the executive or other key employee's responsibilities and contributions they have made to the Company's financial and strategic objectives.

Fiscal 2001 Compensation for Chief Executive Officer

        The executive compensation policy described above is applied in establishing the base salary for the Company's Chief Executive Officer. The compensation committee of UGC adjusted the base salary of the former Chief Executive Officer from $520,000 to $555,000 as of January 1, 2001. The current Chief Executive Officer, who is also the President of the Company, receives a salary of $519,120 per year. The Committee believes such salary is reasonable based on the current market conditions affecting the Company and its operations. Such salary is also intended to be at a level slightly higher than that of the other most highly compensated executive officers of the Company. The base salary bears no specific relationship to the Company's performance during the year ended December 31, 2001. In addition to his base salary, the Chief Executive Officer also receives a housing allowance, which was approximately €43,593 in Fiscal 2001.

May 13, 2002

COMPENSATION COMMITTEE

Michael T. Fries
Ellen P. Spangler
Tina M. Wildes

STOCKHOLDER RETURN PERFORMANCE GRAPH

        The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deem filed under such Acts.

        The following graph compares the cumulative total stockholder return (assuming reinvestment of dividends) on the Company's ordinary shares with the NASDAQ Composite Index (U.S. and foreign) and a peer group of companies based on the NASDAQ Telecommunications Stocks Index. The graph assumes that the value of the investment in the Company's ordinary shares and each index was €100 on February 11, 1999, the date on which the Company's shares began trading. The Company has not paid any cash dividends on its ordinary shares and does not expect to pay dividends for the foreseeable future.The stockholder return performance graph below is not necessarily indicative of future performance.

Analysis	2/11/99	12/31/99	12/29/00	12/31/01
UPC	€100.00	€437.92	€112.55	€ 5.38
NASDAQ Telecom	€100.00	€155.27	€ 66.13	€44.27
NASDAQ Composite (U.S. & Foreign)	€100.00	€170.00	€102.58	€80.87

AUDIT COMMITTEE REPORT

        The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

To the Supervisory Board of United Pan-Europe Communications N.V.:

        The Audit Committee of the Company presently consists of three non-employee directors: John W. Dick (since his appointment in May 2001), Richard de Lange and John P. Cole, Jr. All of the members of the Audit Committee are independent for purposes of the NASDAQ listing requirements. Until Mr. Dick's appointment, Michael T. Fries served on the committee based on his experience in finance and accounting and the Supervisory Board believed his membership on the Audit Committee was in the best interests of the Company notwithstanding his positions with UGC Holdings. The Audit Committee operates under a written charter adopted by the Supervisory Board. The Audit Committee is charged with reviewing and monitoring the Company's financial reports and accounting practices to ascertain that they are within acceptable limits of sound practice, to receive and review audit reports submitted by the Company's independent auditors, and to make such recommendations to the Supervisory Board as may seem appropriate to the Audit Committee to ensure that the interests of the Company are adequately protected and to review and assess conflicts of interest situations in related party transactions.

        In this role, the Audit Committee of the Company has reviewed and discussed with management and Arthur Andersen, the independent auditors for the Company, the Company's Audited Consolidated Financial Statements as of and for the year ended December 31, 2001, to be set forth in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 2001. The Audit Committee has discussed with the independent auditors the matters required to be discussed on Statement Auditing Standards No. 61, "Communication with Audit Committees", as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants. Such statement includes, among other things, matters related to the conduct of an audit of the Company financial statements.

        The Audit Committee has received and reviewed the written disclosures from the independent auditors required by Independent Standard No. 1, "Independent Discussions with Audit Committee", as amended by the Independent Standards Board, and has discussed with the auditors their independence from the Company. Based upon the Audit Committee's discussions with management of the Company and the independent auditors as referred to above, the Audit Committee recommended to the Supervisory Board that the Audited Consolidated Financial Statements referred to above be included in the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission.

        Arthur Andersen informed the Company that on March 14, 2002, its U.S. affiliate, Arthur Andersen LLP, was indicted by the U.S. Department of Justice on federal obstruction of justice charges arising from the U.S. government's investigation of Enron Corp. Arthur Andersen LLP has indicated that it intends to contest vigorously the indictment. The Audit Committee has been carefully monitoring this situation. As a public company, the Company is required to file with the SEC periodic financial statements audited or reviewed by an independent accountant. The SEC has said that it will continue accepting financial statements audited by Arthur Andersen LLP and its non-U.S. affiliates, so long as they are able to make certain representations to its clients. The Company's access to the capital markets and ability to make timely SEC filings could be impaired if the SEC ceases accepting financial statements audited by Arthur Andersen, if Arthur Andersen becomes unable to make the required representations to the Company or if for any other reason Arthur Andersen is unable to perform required audit-related services for the Company. In such a case, the Company would promptly seek to engage new independent accountants or take such other actions as may be necessary to enable the Company to maintain access to the capital markets and timely financial reporting.

May 13, 2002

AUDIT COMMITTEE

John P. Cole, Jr.
Richard de Lange
John W. Dick

FEES PAID TO INDEPENDENT AUDITORS

Audit Fees

        Arthur Andersen billed the Company an aggregate of approximately €2.8 million in fees for professional services rendered during the year ended December 31, 2001 in connection with the audit of the Company's financial statements for the most recent fiscal year, the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q and required statutory audits of various subsidiaries of the company.

Financial Information Systems Design and Implementation Fees

        There were no amounts billed by Arthur Andersen during the year ended December 31, 2001 in connection with the design and implementation of financial information systems.

All Other Fees

        Arthur Andersen billed the Company an aggregate of approximately €4.0 million in fees for other services rendered to the Company and its subsidiaries for the fiscal year ended December 31, 2001, primarily related to the following:

  •
  Acquisitions and divestitures;

  •
  Comfort letters and 1933 Act filings;

  •
  Tax compliance and consulting; and

  •
  Business systems consulting (not financial systems oriented).

        The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

OTHER MATTERS

Stockholder Proposals

        Any proposal by a shareholder intended to be presented at the fiscal 2003 annual meeting of shareholders must be received by the Company on or before January 28, 2003, to be considered for inclusion in the proxy materials of the Company relating to such meeting.

BY ORDER OF THE BOARD OF MANAGEMENT

Anton M. Tuijten Board of Management Member and General Counsel

UNITED PAN-EUROPE COMMUNICATIONS N.V.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD
OF SUPERVISORY DIRECTORS OF
UNITED PAN-EUROPE COMMUNICATIONS N.V. FOR THE ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON THURSDAY, JUNE 20, 2002

The undersigned hereby constitutes and appoints Anton M. Tuijten and Charles H.R. Bracken, and each or either of them, his true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Shareholders of UNITED PAN-EUROPE COMMUNICATIONS N.V. to be held at The Okura Hotel, Ferdinand, Bolstraat 333, Amsterdam, The Netherlands, on Thursday, June 20, 2002 at 2:00 p.m., local time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereof, as provided on the reverse side of this card, the number of ordinary shares A (or American Depositary Shares representing ordinary shares A) the undersigned would be entitled to vote if personally present. In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF SUPERVISORY DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED BELOW.

(TO BE SIGNED AND CONTINUED ON THE REVERSE SIDE)

SEE REVERSE SIDE

☒
Please mark your votes as in this example.

If these Voting Instructions are signed and timely returned to the Depositary but no specific direction as to voting is marked below as to an issue, the undersigned shall be deemed to have directed the Depositary to give voting instructions "FOR" the unmarked issue.

1.
To adopt the Annual Accounts for the fiscal year ended December 31, 2001:

  ☐ FOR                  ☐ AGAINST                  ☐ ABSTAIN

2.
To grant discharge to the members of the Board of Management for their management and the members of the Supervisory Board for their supervision thereof, insofar as such is apparent from the financial statements:

  ☐ FOR                  ☐ AGAINST                  ☐ ABSTAIN

3.
To grant authority to the Board of Management to repurchase up to 10% of the Company's outstanding share capital for a period of 18 months (until December 20, 2003):

  ☐ FOR                  ☐ AGAINST                  ☐ ABSTAIN

NOTE: Such other business as may properly come before the meeting or any adjournment thereof shall be voted in accordance with the discretion of the attorneys and proxies appointed hereby.

SIGNATURE(S):	DATE:

NOTE: Please sign your name to the Voting Instructions exactly as printed above. When signing in a fiduciary or representative capacity, give full title as such. Where more than one owner, each MUST sign. Voting Instructions executed by a corporation should be in full corporate name by a duly authorized officer with full title as such.

QuickLinks

UNITED PAN-EUROPE COMMUNICATIONS N.V. Boeing Avenue 53 1119 PE Schiphol Rijk, The Netherlands
UNITED PAN-EUROPE COMMUNICATIONS N.V. Boeing Avenue 53 1119 PE Schiphol Rijk, The Netherlands
ITEM 1 APPROVAL OF ANNUAL ACCOUNTS
ITEM 2 GRANT DISCHARGE TO THE MEMBERS OF THE SUPERVISORY BOARD AND THE BOARD OF MANAGEMENT
ITEM 3 GRANT AUTHORITY TO THE BOARD OF MANAGEMENT TO REPURCHASE SHARES UNTIL DECEMBER 20, 2003
MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
Summary Compensation Table(1)
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS AND RELATIONSHIPS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
STOCKHOLDER RETURN PERFORMANCE GRAPH
AUDIT COMMITTEE REPORT
FEES PAID TO INDEPENDENT AUDITORS
OTHER MATTERS
UNITED PAN-EUROPE COMMUNICATIONS N.V.
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF SUPERVISORY DIRECTORS OF UNITED PAN-EUROPE COMMUNICATIONS N.V. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, JUNE 20, 2002
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF SUPERVISORY DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED BELOW.
(TO BE SIGNED AND CONTINUED ON THE REVERSE SIDE)
SEE REVERSE SIDE